Exhibit 10.18

October 13, 2011

Don Reeves

Via Email:  [email]

On behalf of Silver Spring Networks, Inc. (the "Company"), I am pleased to offer you the following promotion opportunity.

The terms of your new position with the Company are as set forth below:

1.	Position. You will become a SVP, Smart Grid Services. Your new position with the Company will be effective October 10, 2011 (your "Promotion Start Date'').

2.	Compensation.

a)	Base Salary. You will be paid a monthly rate of $22,500 (your "Base Salary", annualized at $270,000).

Your salary will be payable pursuant to the Company's regular payroll policy (subject to applicable withholding taxes).  This represents a 16% promotional increase.

b)

Bonus.  You will be entitled to participate in Silver Spring Networks' 2011 Bonus Plan. Your bonus target is equivalent to 35% of base salary for the applicable bonus period, and subject to the terms and conditions of the applicable bonus plan. The Company's Human Resources Department will inform you of the details of the plan. The Company reserves the right to vary or terminate (with or without replacement by a further scheme)

3.	Stock Options. In connection with the promotion, the Company will recommend to its Board of Directors that you be granted a stock option to purchase 25,000 (twenty-five thousand) shares_of Silver Spring

Networks, Inc. Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Stock options are subject to vesting and other terms and conditions set forth in the 2003

Stock Option Plan and the applicable stock option agreement.  You will receive additional details about your equity award from Stock Administration.

4.	Termination of Employment and Severance Benefits. We are pleased to provide you with certain benefits in the event of your termination without "cause" or "constructive termination" from the Company as specifically set forth in Attachment A.

5.

At-Will Employment. You understand that your continued employment with the Company is not for any specified term and will at all times be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

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Exhibit 10.18

We are all delighted to be able to extend you this promotional opportunity. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, no later than October 17, 2011.

Additionally, as part of your acceptance of the Company's offer, please return a signed and dated copy of

Attachment  A (Termination of Employment and Severance Benefits). This offer letter, together with Attachment A,

set forth the terms of your promotional opportunity with the Company, and supersede any prior representations or agreements, whether written or oral. Neither this letter nor Attachments A may be modified or amended except by a written agreement, signed by the Company's Chief Executive Officer and by you.

Very truly yours,

Silver Spring Networks, Inc.

Scott Lang

Chairman, President and CEO

ACCEPTED AND AGREED:

DON REEVES

Signature

Date

Attachments:

1.    Attachment  A - Termination of Employment and Severance Benefits

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Exhibit 10.18

ATTACHMENT A

TERMINATION OF EMPLOYMENT AND SEVERANCE  BENEFITS

1.	Termination of Employment.

a)	At-Will Employment. Your employment with the Company is at-will, meaning either you or the

Company can terminate your employment at any time, with or without cause, and with or without notice. Neither you nor the Company can change the "at will" nature of your employment, unless the CEO of the Company and you sign a written contract that explicitly changes your status as an "at will" employee.

b)	Payment & Benefits Upon Termination. Your entitlement to payment and benefits upon termination is as follows:

(i)	Termination Without "Cause" or "Constructive Termination". If your employment is terminated involuntarily without Cause (as defined in Section 3(a), below) or in the event of your "Constructive

Termination" (as defined in Section 3(c) below):

(A)	you will receive payment for any earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of your termination of employment; and,

(B)	in the event you execute and do not revoke a separation agreement, including a release of claims (''Release''), to be drafted by the Company based upon its standard forms, you will be offered the Separation Compensation (as defined in Section 2, below).  You will not be entitled to or offered any form of additional severance pay or benefits other than the Separation

Compensation (e.g., you will not be entitled to pay or benefits under any employee severance plan that is generally applicable to employees).

(ii)	Voluntary Termination. If you voluntarily terminate your employment, or give notice that you will voluntarily terminate your employment at a future date (and whether or not the Company accelerates the effective date of your resignation date that you provide to an earlier termination date), you will receive payment(s)

for all earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of termination. You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

(iii)	Termination for Cause. If your employment is terminated for Cause, you will receive payment(s) for all earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of your termination of employment.  You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

2.	Separation Compensation. If you are entitled to Separation Compensation under Section 1 above,

your "Separation Compensation" will include each of the following:

a.	Salary Continuance. You will be offered pay equal to twelve (12) months of your regular base salary and a pro-rated bonus (if any), subject to applicable payroll deductions and withholdings  (''Salary

Continuance'');  provided, however, that should your Termination without Cause or your Constructive Termination occur within the period beginning two months prior to and ending twelve months following a Change of Control, you may be required by the successor entity (at its sole discretion) to continue your employment for up to three (3)

months from the date of a Change of Control in order to be eligible to receive the Salary Continuance.  The first salary continuance payment equal to three (3) months of your regular base salary shall be made on the thirtieth

(30th) day following your termination of employment (unless a longer period is required by law to make the Release effective, in which case the first salary continuance payment shall be made on the sixtieth (60th) day following your termination of employment) provided the Release is effective at such time, and the remainder shall be paid in monthly installments beginning on the 1st day of the fourth month following your termination of employment, and on the 1st day of each month thereafter, until the total payment obligation is fulfilled.

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Exhibit 10.18

b.	Acceleration of Vesting. The vesting applicable to any equity grants made by the Company to you shall accelerate (or the Company's repurchase right with respect to such shares underlying such equity grants shall lapse) as to either:

(i)	that number of shares underlying such equity grant or grants that would have vested on the first anniversary of the date your employment terminates, such acceleration effective immediately prior to such termination; or

(ii)	in the event that your termination without Cause or Constructive Termination occurs within the period beginning two (2) months prior to a Change of Control and ending twelve (12) months following a

Change of Control, and provided that you (if requested by the successor entity in its sole discretion) have continued your employment for the three-month period (or such shorter period as may be requested by the successor entity) beginning on the date of a Change of Control, one hundred percent (100%) of the unvested shares underlying such equity grant or grants at the time of termination, such acceleration effective immediately prior to such termination.

c.	Other Benefits. The Company will reimburse you for your expenses in continuing medical insurance benefits for you and your family (meaning medical, dental, optical, and mental health, but not life,

insurance) under the Company's benefit plans (or otherwise in obtaining coverage substantially comparable to the coverage provided to you prior to the termination) over the period beginning on the date your employment terminates and ending on the earlier of (a) twelve (12) months following such date, or (b) the date you commence employment with another entity; provided, however, that should your termination without Cause or your Constructive Termination occur within the period beginning two months prior to and ending twelve months following a Change of Control, you may be required by the successor entity (at its sole discretion) to continue your employment for up to three (3) months from the date of a Change of Control in order to be eligible to receive such other benefits.

3.	Definitions.

a)	Cause. For the purposes of this letter agreement, "Cause" for termination of your employment will exist if you are terminated for any of the following reasons: (i) your material failure to perform your duties and responsibilities to the Company, including but not limited to a failure to cooperate with the Company in any investigation or formal proceeding; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other intentional misconduct that results in material injury to the Company; (iii) the unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iv) you are convicted of, or enter a no contest plea to, a felony; or (v) your willful, wrongful and uncured breach of any of your obligations under any

Company policy, written agreement or covenant with the Company (including this letter agreement).  The determination as to whether you are being terminated for Cause shall be made in good faith by the Board. The foregoing definition does not in any way limit the Company's ability to terminate your employment at any time as provided in Section 1above.

b)	Change of Control. For purposes of this letter agreement, "Change of Control" of the Company is defined as: (i) the date any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities

Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities, other than pursuant to a sale by the Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;  (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or

(iv) the date of a change in the composition of the Company's Board of Directors such that a majority of the members of the Board immediately following such change in composition are no longer "Incumbent Directors."

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Exhibit 10.18

For purposes of the foregoing clause (iv), "Incumbent Directors" means (a) members of the Company's Board of

Directors as of the date of this letter agreement, or (b) members of the Company's Board of Directors elected or appointed to the Board following the date of this letter agreement other than in connection with an actual or threatened proxy contest.

c)	Constructive Termination. For the purposes of this letter agreement, "Constructive

Termination" means the termination of your employment by you following:  (A) a material reduction in your job duties and responsibilities; provided, howevet;  that following a Change of Control, a reassignment to a position that is substantially similar to your position prior to the Change of Control shall not constitute a material reduction in your job duties or responsibilities; (B) without your prior written approval, the Company requires you to relocate to a facility or location more than thirty-five (35) miles from the location from the primary location at which you were working for the Company immediately before the required change of location; (C) except as otherwise agreed by you, any reduction of your base salary in effect immediately prior to such reduction (other than as part of an across-the-board,  proportional reduction); or (D) following a Change of Control, the failure of a successor

entity to assume this letter agreement.   Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above you must provide notice to the Company within ninety (90) days of the occurrence of a condition listed above and allow the Company thirty (30) day in which to cure such condition.

Additionally,  in the event the Company fails to cure the condition within the cure period provided, you must terminate employment with the Company within thirty (30) days of the end of the cure period.

4.	Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a "separation from service" as defined in Section 409A of the Code

and the regulations thereunder  ("Section 409A").   Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement  in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a "specified employee" under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with

Section 409A.  To the extent any payment under this Agreement  may be classified as a "short-term deferral"

within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury

Regulations.

5.	Code Section 280G. In the event that the severance and other benefits provided for in this

Agreement or otherwise payable to you (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"),

then your benefits under this Agreement shall be either:

a)	delivered in full; or

b)	delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, (with first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and then a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and

(ii) equity-based compensation not subject to Section 409A of the Code),

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

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Exhibit 10.18

Unless you and the Company otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid under this Section shall be made in writing by an accounting firm to be selected by reasonable agreement between you and the Company, whose determination shall be conclusive and binding upon

you and the Company for all purposes.   For purposes of making the calculations required by this Section, the Accountants  may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants  may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6.	Other Agreements. This Attachment A sets forth the terms of the benefits you are eligible to receive in the event your employment with the Company is terminated in the manner described herein and

supersedes any prior representations or agreements, whether written or oral.   In the event of a conflict between

the terms of this Attachment A and any other agreement you have entered into with the Company (including,

without  limitation, the cover letter to this Attachment A), the terms of this Attachment A shall apply.  The definitions, terms and conditions contained herein may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and by you.

* * *

ACCEPTED AND AGREED:

DON REEVES

Signature

Date

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Exhibit 10.18

February 4, 2016

Don Reeves

[address]

Re:  Agreement to Amend Termination of Employment and Severance Benefits

Dear Don:

Following Silver Spring’s grant of performance stock units to executives in May 2015 (the “PSUs”), and after a review of the Company’s standard termination of employment and severance benefits for executives (the “Termination Benefits Agreement”) including those attached to your promotion letter dated October 13, 2011 (the “Promotion Letter”), we determined that terms of the existing Termination Benefits Agreement relating to acceleration of vesting of equity awards do not contemplate how performance-based awards, including the PSUs, should be treated in the event of a termination of employment.  Therefore we are amending the terms of the Termination Benefits Agreement of each executive to clarify the treatment of the PSU awards; specifically, that the performance criteria must be satisfied at the time of termination in order for such awards to receive acceleration of vesting as set forth in the Termination Benefits Agreement.  This amendment to your Termination Benefits Agreement only clarifies the treatment of performance-based awards, as set forth in the PSUs, and does not otherwise change the existing terms of the Termination Benefits Agreement.

Effective as of November 19, 2015, Silver Spring and you agree to amend Section 2(b) of the Termination Benefits Agreement to add a new Section 2(b)(iii) as follows:

“Notwithstanding Sections 2(b)(i) and 2(b)(ii), acceleration of vesting of any performance-based equity grants, such as performance stock units, shall be subject to and qualified by the terms of any performance-based equity grant that provides for satisfaction of applicable performance vesting requirements, including any average price thresholds (as set forth in the agreement(s) governing your performance-based equity grant(s)), as determined on the date of your termination, and the acceleration of vesting pursuant to such Sections 2(b)(i) and 2(b)(ii) shall occur only if the above-referenced performance vesting requirements have been satisfied.”

Except as set forth above, the Promotion Letter and the Termination Benefits Agreement shall remain in full force and effect in all other respects, and this letter of amendment (the “Amendment Agreement”) does not supersede any of the other the terms of the Promotion Letter or the Termination Benefits Agreement.  This Amendment Agreement, the Promotion Letter and the Termination Benefits Agreement are the entire agreement relating to your employment with Silver Spring.

Sincerely,

Silver Spring Networks, Inc.

By:

Richard S. Arnold, Jr.

General Counsel and Secretary

I accept the terms and conditions as set forth in this Amendment Agreement, and acknowledge and agree that this Amendment Agreement amends the Termination Benefits Agreement only to the extent as set forth herein and that the Termination Benefits Agreement remains in full force and effect in all other respects.

Exhibit 10.18